Exhibit 10.10

MNTN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), entered into effective as of May 13, 2025 (the “Effective Date”), is between MNTN, Inc., a Delaware corporation (the “Company”), and Patrick Pohlen (“Executive” and, together with the Company, the “Parties”). This Agreement supersedes in its entirety that certain offer letter entered into between the Parties as of April 19, 2021 (the “Prior Agreement”).

WHEREAS, Executive and the Company desire to modify the terms of the Prior Agreement as set forth in this Agreement; and

WHEREAS, Executive desires to continue to provide services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Employment.

(a)            General. The Company shall continue to employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)            Position and Duties. Effective as of the Effective Date, Executive: (i) shall continue to serve as the Company’s Chief Financial Officer, with responsibilities, duties, and authority usual and customary for such position; (ii) shall continue to report to the Company’s Chief Executive Officer; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Financial Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)            Exclusivity. Except with the prior written approval of the Board of Directors of the Company (the “Board”) (which the Board may grant or withhold in the Board’s sole and absolute discretion), effective as of the Employment Commencement Date, Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(c), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, to the extent such interests or activities do not, individually or in the aggregate, materially interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board (such approval to not be unreasonably withheld); and (iii) such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until such time as the Board determines that such service materially interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies.

(d)            Open-term Employment; Changes to Terms and Conditions. The Company and Executive acknowledge that Executive’s employment is not for any specified period of time and, subject to any requirements and ramifications under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, and for any or no particular reason or cause. Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement).

2.            Term. The period of Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3.	Compensation and Related Matters.

(a)            Annual Base Salary. During the Term, Executive shall continue to receive a base salary at the rate of $475,000 per year (as may be increased from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to withholdings and deductions and paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board, not less than annually.

(b)            Annual Bonus. During the Term, Executive shall continue to be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Board and its Compensation Committee (the “Annual Bonus”), such Annual Bonus to be targeted at $750,000 (as may be increased from time to time, the “Annual Target Bonus”). Any Annual Bonus approved by the Board or its Compensation Committee shall be paid at the same time annual bonuses are paid to other executives of the Company generally, which may be in quarterly installments, and shall be subject to Executive’s continuous employment through the applicable payment date, except as otherwise provided in this Agreement. Executive acknowledges and agrees that nothing contained herein confers upon Executive any right to the Annual Bonus in any year, and any Annual Bonus payment, including the amount thereof, will be determined by the Company in its sole discretion.

(c)            Benefits. During the Term, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans and programs, including, but not limited to, retirement, health and welfare, fringe benefit, vacation and paid time off plans and programs. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit.

(d)            Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

4.            Equity Awards.

(a)            Outstanding Equity Awards. Executive’s outstanding equity awards in respect of the Company shall remain outstanding following the Effective Date in accordance with their terms, provided, that to the extent any term of this Agreement is more favorable to Executive, including in respect to accelerated vesting, the more favorable terms of this Agreement shall control and apply to such equity awards then-held by Executive.

(b)            Eligibility. Executive also shall be eligible for the discretionary grant of stock options, restricted stock units and other equity awards in respect of the Company following the Effective Date as may be determined by the Board or its Compensation Committee.

5.            Termination.

(a)            Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party to the other Party specifying the Date of Termination (as defined below). If the termination is by the Company for Cause (as defined below) or by Executive for Good Reason (as defined below), the Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Cause or Good Reason, as applicable. The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason (as defined below) shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstances in enforcing his rights hereunder.

(b)            Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination which, shall be at least thirty (30) days following the date such Notice of Termination is provided by one Party to the other Party; provided, however, that in the event that the Company may, in its sole discretion, place Executive on a paid leave for all or part of the notice period, with continuation of Executive’s applicable Annual Base Salary and benefits, and payment of any Annual Bonus that becomes due, during the notice period.

6.            Consequences of Termination.

(a)            Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any earned but unpaid Annual Bonus payable with respect to the year preceding the year in which the Date of Termination occurs, (iii) any expenses owed to Executive under Section 3, (iv) any accrued but unused vacation owed to Executive and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)            Severance Payments upon Covered Termination Outside a Change of Control Period. In the event Executive experiences a Covered Termination outside of a Change of Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form reasonably acceptable to the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 10(d), and continued compliance with the terms of the Confidentiality Agreement (as defined below), provide Executive with the following:

(i)            The Company shall pay to Executive an amount equal to Executive’s then-current Annual Base Salary, payable in a lump sum within sixty (60) days following the Date of Termination, or as otherwise provided in Section 10(d) hereof.

(ii)           The Company shall pay to Executive a pro-rated portion of Executive’s Annual Bonus for the Company’s fiscal year in which the Termination Date occurs based on actual performance, determined by subtracting (A) any portion of such Annual Bonus paid on or prior to the Date of Termination from (B) the product calculated by multiplying (1) the Annual Bonus for such fiscal year determined based on actual performance by (2) a fraction, the numerator of which equals the number of days Executive was employed by the Company during such fiscal year, and the denominator of which equals 365 or 366, as applicable, payable in a lump sum on the date similar bonuses are paid to Company executives, or as otherwise provided in Section 10(d) hereof.

(iii)         During the period commencing on the Date of Termination and ending on the twelve (12) month anniversary thereof or, if earlier, (A) the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan or (B) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall directly pay or reimburse Executive for the full monthly premiums for coverage under the Company’s group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in cash in substantially equal monthly installments on the Company’s regular payroll dates over the COBRA Period (or remaining portion thereof).

(c)            Severance Payments upon Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 10(d) and continued compliance with the terms of the Confidentiality Agreement, provide Executive with the following:

(i)            The Company shall pay to Executive an amount equal to the sum of (A) twelve (12) months of Executive’s Annual Base Salary and (B) 50% of Executive’s Annual Target Bonus for the Company’s fiscal year in which the Date of Termination occurs, payable in a lump sum within sixty (60) days following the Date of Termination, or as otherwise provided in Section 10(d) hereof.

(ii)           During the period commencing on the Date of Termination and ending on the twelve (12) month anniversary thereof or, if earlier, (A) the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan or (B) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall directly pay or reimburse Executive for the full monthly premiums for coverage under the Company’s group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in cash in substantially equal monthly installments on the Company’s regular payroll dates over the CIC COBRA Period (or remaining portion thereof).

(iii)          The vesting of each equity award in respect of the Company that vests solely based on continued service and is then held by Executive, including, without limitation, awards of time-based restricted stock, restricted stock units and stock options, shall accelerate, become exercisable (if applicable) and any right of repurchase or risk of forfeiture lapse, in each case, as to 100% of the unvested shares underlying such equity award that vest based upon continued service, with any performance vesting requirements satisfied to the extent provided in the agreement evidencing the equity award.

(d)            No Other Severance. Except as otherwise approved by the Board, the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.

(e)            No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)             Definition of Cause. For purposes hereof, “Cause” shall mean (i) Executive’s theft or falsification of any employment or Company records; (ii) Executive’s malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) Executive’s commission of any immoral or illegal act or any gross or willful misconduct, where the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board or management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its affiliates; (iv) the intentional, willful or knowing failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of notice in writing of such failure or refusal within ninety (90) days of a majority of the Board’s knowledge of the relevant event and Executive fails to correct the problem within thirty (30) days of receipt of such notice (the “Executive Cure Period”), and Executive’s termination is effective within thirty (30) days after the expiration of the Executive Cure Period; and/or (v) Executive’s material breach of this Agreement, the Confidentiality Agreement (as defined below) or any other material written agreement between Executive and the Company.

(g)            Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing three (3) months prior to a Change in Control and ending twelve (12) months after such Change in Control.

(h)            Definition of Change in Control. For purposes hereof, “Change in Control” shall have the meaning assigned to such term in the Company’s 2025 Incentive Award Plan.

(i)             Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or disability.

(j)             Definition of Good Reason. For purposes hereof, “Good Reason” shall mean the occurrence of any of the following events or circumstances, without Executive’s prior written consent: (i) a reduction by fifteen (15) or greater percent by the Company of Executive’s Annual Base Salary or Annual Target Bonus (provided however, that in the event that the annual base salaries or annual target bonuses, as applicable, of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (ii) a material reduction by the Company in Executive’s kind or level of employee benefits with the result that Executive’s overall benefits package is significantly reduced (provided however, that in the event the benefits of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (iii) a material reduction in Executive’s title, duties, authority or responsibilities; or (iv) a requirement that Executive relocate Executive’s primary work location by at least fifty (50) miles without Executive’s written consent; provided, however, that Good Reason shall not exist unless Executive provides the Company with written notice within ninety (90) days following the initial existence of one or more of the conditions described in clauses (i) through (iv), the Company fails to cure such event or condition, if curable, within thirty (30) days (the “Company Cure Period”) following its receipt of such written notice, and Executive’s resignation is effective within thirty (30) days after expiration of the Company Cure Period. Notwithstanding the above, the mere occurrence of any of the following shall not be considered Good Reason: (x) a Change in Control; (y) any change in the identity of the surviving corporation in the event of a Change in Control; or (z) any change in the status of the surviving corporation after a Change in Control.

7.            Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.            Miscellaneous Provisions.

(a)            Confidentiality Agreement. Executive hereby affirms Executive’s obligations under the Employee Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein. Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(b)            Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c)            Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)             Entire Agreement. The terms of this Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s employment with the Company, including, without limitation, the Prior Agreement. The Parties further intend that this Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement, the Confidentiality Agreement or the agreements evidencing Executive’s equity awards.

(f)            Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)            Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Napa County, California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of the Confidentiality Agreement, the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator may award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under the Confidentiality Agreement, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of the Confidentiality Agreement, none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(g), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

(h)            Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i)            Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)            Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or from exercising Executive’s rights under any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement: (i) Executive shall not be in breach of this Agreement or the Confidentiality Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k)            Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law or the rules of any stock exchange upon which the Company’s securities are listed, including the Policy for Recovery of Erroneously Awarded Compensation contemplated to be adopted in connection with the initial public offering of the Company’s Class A common stock and (ii) any Company clawback or recoupment policy adopted by the Company.

9.            Golden Parachute Excise Tax.

(a)            Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b)            Accounting Firm. Unless otherwise mutually agreed between the Company and Executive, the accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within 30 days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

10.          Section 409A.

(a)            General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 10(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.

(b)            Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)            Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)            Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of the Release, (i)  if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

11.          Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

MNTN, INC.

By:	/s/ Anna McMurphy
Name: Anna McMurphy
Title: Chief People Officer

EXECUTIVE

/s/ Patrick Pohlen
Patrick Pohlen

Exhibit A

PERMITTED OUTSIDE ACTIVITIES

Astreya Board of Directors